Exhibit 10.44
POPULAR, INC.
2007 INCENTIVE AWARD AND AGREEMENT
SECTION 1
Introduction
     Section 1.1. Purpose. Popular, Inc. (the “Corporation”) has established and maintains the 2004 Omnibus Incentive Plan (the “Plan”) to, among others, provide flexibility to the Corporation and its affiliates to attract, retain and motivate their officers, executives and other key employees through the grant of awards and to adjust its compensation practices to the best compensation practices and corporate governance trends as they develop from time to time. The Corporation hereby grants a Short-Term Annual Incentive Award and a Long-Term Incentive Award (the “Award”) under the Plan to the person identified in Section 3.
SECTION 2
Definitions
     When used in this Award, unless the context clearly requires a different meaning, the following words and terms shall have the meanings set forth below. Terms not otherwise defined herein shall have the meaning ascribed to them in the Plan. Whenever appropriate, words and terms used in the singular shall be deemed to include the plural, and vice versa, and the masculine gender shall be deemed to include the feminine gender.
     Section 2.1. “Affiliate” shall mean any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.
     Section 2.2. “Eligible Earnings” shall mean the Grantee’s base salary (prior to any deferrals under a cash or deferred compensation plan sponsored by the Corporation or an Affiliate) paid during the Plan Year. From time to time the Plan Administrator may, in its sole discretion, establish rules for determining the amounts of Eligible Earnings for employees who become Grantees other than on the first day of a Plan Year as well as any reduction of Eligible Earnings as a result of paid leave of absences.
     Section 2.3. “Extraordinary Items” shall mean extraordinary, unusual and/or non-recurring items of income and expenses.
     Section 2.4. “Net Income” for any Plan Year shall mean net income excluding the effects of Extraordinary Items for that Plan Year.

     Section 2.5. “Performance Goal” shall mean:
(a) With regard to the Short-Term Annual Incentive Award: After-tax Net Income (prior to change in accounting principle) for the 2007 Plan Year:
     i. “Corporate Performance Goal” = $382,238,000 for Popular, Inc.
(b) With regard to the Restricted Stock Award: After-tax Net Income (prior to change in accounting principle) for the 2007 Plan Year:
     i. “Corporate Performance Goal” = $382,238,000 for Popular, Inc.
(c) With regard to the Performance Shares Award: Popular, Inc. simple average 3-year Return on Equity (“ROE”) during the Performance Cycle:
     i. Popular, Inc. 3-year Return on Equity = 14%
     Section 2.6. “Performance Cycle,” with regard to the Performance Shares Award, shall be the calendar years 2007, 2008 and 2009.
     Section 2.7. “Performance Shares,” shall mean an award in units denominated in the Corporation’s common stock, par value $6.00 per share, the number of such units which may be adjusted over the Performance Cycle based upon the satisfaction of the Performance Goal, pursuant to Article IX of the Plan.
     Section 2.8. “Plan Administrator” shall mean the Compensation Committee of the Board of Directors of the Corporation.
     Section 2.9. “Plan Year” shall be the 2007 calendar year.
     Section 2.10. “Restricted Period” shall mean the period of time during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer pursuant to Article VIII of the Plan.
     Section 2.11. “Restricted Stock” shall mean shares of the Corporation’s common stock, par value $6.00 per share, subject to forfeiture and restrictions on transferability in accordance with Article VIII of the Plan.
     Section 2.12. “Return on Equity” shall mean the ratio of after-tax net income divided by shareholder’s equity at the end of a calendar year, excluding the effects of Extraordinary Items.

SECTION 3
Grantee of Award
     Section 3.1. Grantee of Award. An award is granted to Brunilda Santos de Álvarez (the “Grantee”).
SECTION 4
Award
     Section 4.1. Short-Term Annual Incentive Award — General
The Short-Term Annual Incentive Award of the Grantee shall be an amount equal to the sum of the Grantee’s:
(i)	Corporate Performance Component, as described in Section 4.2.(a); plus

(ii)	Strategic and Personal Performance Component, as described in Section 4.2.(b).
     Section 4.2. Short-Term Annual Incentive Award — Components
(a)	Corporate Performance Component: For the 2007 Plan Year, the Grantee’s Corporate Performance Component shall be an amount equal to a percentage of the Grantee’s Eligible Earnings, determined as follows:

% of Corporate	% of Eligible
Performance Goal	Earnings
Below 90%	0%
90%	35%
100%	70%
105%	85%
Over 105%	5% for every % over 105% performance, not to exceed 110%

(b)	Strategic and Personal Performance Component: Based on the strategic and personal performance of the Grantee during the Plan Year, the Plan Administrator may grant between 0% and 30% of the Grantee’s Eligible Earnings.
     Section 4.3. Long-Term Incentive Award – Restricted Stock
The Restricted Stock Award shall be an amount equal to a percentage of the Grantee’s Eligible Earnings determined as follows:

% of Corporate	% of Eligible
Performance Goal	Earnings
Below 90%	0%
90%	25%
100%	50%
105%	55%
Over 105%	2% for every % over 105% performance, not to exceed 65%

     Section 4.4. Long-Term Incentive Award – Performance Shares
(a)	The Grantee is hereby granted the Performance Shares Award described below. The Grantee will earn a number of shares of the Corporation’s common stock based on the Corporation’s achievement of the Performance Goal at the end of the Performance Cycle as follows:

2007-2009 Average 3-year	Shares of Popular, Inc.
Return on Equity (ROE)	Common Stock
Below 12%	0
12%	4,116
14%	8,231
16%	16,462
(b)	For the consequences of the termination of employment with respect to the Performance Shares awarded to the Grantee, which may result in the forfeiture of such Performance Shares, please refer to Article IX of the Plan and to the Prospectus of the Plan.
SECTION 5
Payment of Award
     Section 5.1 Short-Term Annual Incentive Award. The Short Term Annual Incentive Award shall be payable in cash as soon as practicable after the Plan Administrator has determined the amount of those Awards.
     Section 5.2. Long Term Annual Incentive Award. – Restricted Stock
(a)	The Restricted Stock Award shall be paid in Restricted Stock to be purchased on the open market. The number of shares of Restricted Stock payable shall be based on the average price per share for all shares purchased by the Corporation to pay Awards approved concurrently by the Plan Administrator.
(b)	Except as otherwise provided in paragraph (h) below, the restrictions on 40% of the Restricted Stock awarded to the Grantee will lapse upon termination of the Grantee’s employment on or after the date the Grantee both has attained age 55 and completed 10 years of service, as determined pursuant to personnel policies and procedures.

(c)	Except as otherwise provided in paragraph (h) below, the restrictions on the remaining 60% of the Restricted Stock awarded to the Grantee will lapse on the earlier of: i) termination of the Grantee’s employment on or after the date the Grantee has both attained age 55 and completed 10 years of service, as determined pursuant to personnel policies and procedures; or ii) as provided below:

% of Award Free
Period of Time After the Award	of Restrictions
1 year	12%
2 years	12%
3 years	12%
4 years	12%
5 years	12%
(d)	The shares of Restricted Stock awarded to the Grantee herein may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Grantee during the Restricted Period, except as may be provided under the Plan.
(e)	For the consequences of the termination of employment with respect to the shares of Restricted Stock awarded to the Grantee, which may result in the forfeiture of such shares of Restricted Stock, please refer to Article VIII of the Plan and to the Prospectus of the Plan.
(f)	Cash dividends paid on the Restricted Stock, and all of the Common Stock that may be subsequently acquired with such cash dividends, will be invested in the purchase of additional shares of Common Stock of the Corporation in accordance with the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan (DRIP). Such shares are not subject to the restrictions described in paragraph (d) above and are immediately vested.
(g)	The Restricted Stock shall be held in custody by the Trust Division of Banco Popular de Puerto Rico. The Grantee shall have the right to vote the Restricted Stock.
(h)	If the Grantee’s employment is terminated for Cause, the Grantee will forfeit the Restricted Stock awarded that was subject to restrictions at the time of termination for Cause.
     Section 5.3. Long Term Annual Incentive Award. – Performance Shares
The Performance Shares earned by the Grantee will be determined and delivered to the Grantee as soon as practicable subsequent to the determination of the Corporation’s financial results for the Performance Cycle and approval by the Plan Administrator. The corresponding shares of the Corporation’s common stock will be purchased on the open market.

SECTION 6
Tax Considerations
     Section 6.1. Certain Income Tax Considerations. The granting of the Award may have certain income tax considerations to the Grantee, which are generally described in the Prospectus of the Plan.
SECTION 7
Miscellaneous
     Section 7.1 Leave of Absence. The Plan Administrator may establish a method for adjusting the Award of the Grantee if he was on an approved leave of absence during the Plan Year and may establish different methods for different forms of leave of absence.
     Section 7.1. The Plan. This Award is subject to the terms of the Plan, a copy of which has been provided to you.
     Section 7.2. Controlling Law. The laws of the Commonwealth of Puerto Rico shall be controlling in all matters relating to this Award.
     Section 7.3. Titles and Captions. Titles and captions in this document are used only for convenience and are not to be used in the interpretation of this Award.
IN WITNESS WHEREOF, Popular, Inc. and the Grantee have executed this Incentive Award and Agreement as of the 25th January, 2007.

	POPULAR, INC.		GRANTEE

/s/ Tere Loubriel		/s/ Brunilda Santos de Álvarez

By:	Tere Loubriel	By:	Brunilda Santos de Álvarez
Title:	Executive Vice President	Date:	January 25, 2007
Date:	January 25, 2007